Exhibit 10.11

December 22, 2015

Robert Schlossman

Dear Robert,

Zscaler (the “Company”) is pleased to offer you employment on the following terms:

1.	Position: The Company will employ you full-time as its Chief Legal Officer reporting to me and working out of the Company’s office in San Jose, CA. By signing this letter of agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or materially impair your ability to perform those duties.

Base Salary and Incentive Compensation: The Company will pay you a base salary at the rate of $21,667 per month ($260,000 annualized “Base Salary”), paid in accordance with normal payroll policies of the Company. In addition, you are eligible to receive an annual bonus of $75,000 that will be pro-rated based on your date of hire and will be guaranteed for FY16. The terms of your FY16 Bonus Plan will be provided to you within the first 30 days of your employment.

2.	Employee Benefits: As a regular employee of the Company, you will be eligible to participate in the Company’s standard employee benefit package (medical, dental insurance, etc.) as of your Start Date (set forth below) according to the terms of each respective benefit plan. Further information regarding these plans will be sent to you prior to or shortly after your Start Date.

3.	Incentive Stock Compensation: Upon joining the Company, it will be recommended to the Company’s Board of Directors that you be granted an option to purchase shares of common stock of the Company as described below:

•	An early exercisable nonqualified stock option to purchase 700,000 (seven hundred thousand) shares of the Company’s Common Stock (the “Option”) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors.

•	The Option will be subject to the terms and conditions of your early exercise Stock Option Agreement and the Company’s 2007 Stock Plan (the “Stock Plan”), including vesting requirements; provided, however, the Stock Option Agreement will include provisions allowing you to exercise your Option early, whereby you will have the opportunity (but not the obligation) to exercise the Option as to unvested shares. Further, any shares you acquire upon the early exercise of the Option will be subject to a Company repurchase right at the original exercise price upon your termination of service at any time and for any reason. The Company’s repurchase right will lapse in accordance with the same vesting schedule applicable to the Option.

4.	Vesting Schedule: Subject to your continued employment with the Company, 25% of the shares subject to the Option shall vest on the one year anniversary of your Start Date, and 1/48th of the shares subject to the Option shall vest on the corresponding day of each month thereafter (or if there is no corresponding day in any such month, on the last day of such month), until all shares have vested on the 4th anniversary date of your Start Date.

5.	Termination Other than for Cause WITHOUT a Change in Control:: In the event that the Company terminates your employment other than for Cause, or you resign for Good Reason, without a Change of Control, then, subject to Section 7 below, you will be entitled to receive continuing severance pay at a rate equal to one hundred percent (100%) of your Base Salary, as then in effect (less applicable withholding), for a period of three (3) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices

6.	Termination Other than for Cause AFTER a Change in Control: If your employment is terminated other than for Cause, or you resign for Good Reason, in connection with or within twelve months after the “Change of Control” (as defined below) of the Company, then, subject to Section 7 below, you will be entitled to receive: (i) waiving the one year cliff if your employment is terminated within the first year of your employment (ii) acceleration of vesting of the Option equal to an additional eighteen (18) months of vesting (262,500 shares); (iii) subject to your execution and compliance with a twelve month (12) month non-compete/non-solicit agreement in favor of the Company, continuing severance pay at a rate equal to one hundred percent (100%) of your Base Salary, as then in effect (less applicable withholding), for a period of eighteen (18) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices.

“Change of Control” Definition. For purposes of this Agreement, a “Change of Control” means either:

(1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (2) a sale of all or substantially all of the assets of the Company.

“Cause” means (a) your engaging in any act of dishonesty, fraud or misrepresentation; (b) your violation of any federal or state law or regulation applicable to the Company’s business; (c) your breach of any confidentiality agreement or invention assignment agreement between yourself and the Company; (d) your being convicted of, or entering a plea of nolo contendere to, any felony crime or committing any act of moral turpitude, or (e) your failure to satisfactorily perform your duties after having received written notice of such failure and at least fifteen (15) days to cure such failure.

“Good Reason” means your voluntary termination, upon 30 days prior written notice to the Company, within 60 days following the occurrence of one of the following events without your consent and which is not cured by the Company within such 30 day period: (a) any reduction in your Base Salary except as part of a general salary reduction applicable to all of the Company’s executive officers; (b) your relocation to a facility or location that would increase your daily commute more than thirty (30) miles from your then current commute distance.

7.	Release. The payment of severance and other benefits set forth in Sections 5 and 6 above are contingent upon your executing and not revoking the Company’s form of Separation Agreement and Release (the “Release Agreement”), which must become effective and irrevocable no later than the sixtieth (60th) day following your actual termination date (the “Release Deadline”). If the Release Agreement does not become effective and irrevocable by the Release Deadline (unless such failure to become effective results from action or inaction by the Company), you will forfeit any right to severance payments or benefits under this agreement. In no event will severance payments or benefits be paid or provided until the Release Agreement actually becomes effective and irrevocable. Any severance payments that would have been made to you prior to the Release Agreement becoming effective and irrevocable will be paid to you no later than the first Company payroll date on or following the Release Deadline and the remaining payments will be made as provided in this agreement.

8.	Confidential Information & Invention Assignment Agreement: Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement prior to or on your start date.

9.	Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, are subject to change by the Company. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.

10.	Outside Activities: While you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

11.	Withholding Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.	Limitation on Payments. In the event that the severance benefits provided for in this agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”) and (ii) but for this Section 13, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance benefits under Sections 5 and 6 will be either (a) provided in full pursuant to the terms of this letter, or (b) provided as to such lesser extent which would result in no portion of your severance benefits being subject to the excise tax, whichever of the foregoing amounts, taking into account all applicable federal, state, local and foreign income, employment and other taxes and the excise tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by you, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of your severance benefits may be subject to the excise tax.

13.	Entire Agreement: This letter agreement supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter agreement.

You may indicate your agreement with these terms and accept this offer by signing and dating the letter agreement and the enclosed Confidential Information and Invention Assignment Agreement and emailing them to me. This offer, if not accepted, will expire at the close of business on December 11, 2015. This offer is also contingent upon satisfactory check of your references. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Sincerely,

/s/ Jay Chaudhry

Jay Chaudhry

CEO & Chairman

I have read and accept this employment offer:	/s/ Robert Schlossman	Start Date: January 14, 2016
Robert Schlossman